SUB-INVESTMENT ADVISORY AGREEMENT

THE DREYFUS CORPORATION
200 Park Avenue
New York, New York  10166

April 26, 2010

Goldman Sachs Asset Management, L.P.
200 West Street
New York, New York  10282

Ladies and Gentlemen:

As you are aware, Strategic Funds, Inc. (the “Company”), an investment company registered under the Investment Company Act of 1940, as amended, desires to employ the capital of one of its series, Dreyfus Select Managers Large Cap Growth Fund (the “Fund”), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Company’s Board.  The Company employs The Dreyfus Corporation (the “Adviser”) to act as the Fund’s investment adviser pursuant to a written agreement (the “Management Agreement”), a copy of which has been furnished to you.  The Adviser is authorized to and desires to retain you, and you hereby agree to accept such retention, to act as the Fund’s sub-investment adviser with respect to that portion of the Fund’s assets which may be assigned to you from time to time (the “sub-advised assets”).

In connection with your serving as sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  Such person or persons may be officers or employees of both you or your affiliates and the Company.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Company’s behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Company’s Board, you will provide investment management of the sub-advised assets.  Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets.  You will provide such investment management in accordance with the Fund’s investment objective, policies and limitations as stated in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect and provided to you.  In connection therewith, you (i) will obtain and provide investment research and supervise the Fund’s investments with respect to the sub-advised assets and (ii) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such assets, including the placing of portfolio transactions for execution with brokers or dealers, or what portion of such assets will be invested or held uninvested as cash or cash equivalents.  You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution.  Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide the Fund, the Adviser’s other clients, or your other clients with research, analysis, advice and similar services.  You may pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Fund, the Company and your other clients and that the total commissions or spreads paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Act of 1933, as amended.  In no instance will portfolio securities be purchased from or sold to you, or any person affiliated with you, except in accordance with the applicable securities laws and the rules and regulations thereunder and any exemptive order then currently in effect.  Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in the Fund’s Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent.  You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the Fund’s assets.  You shall have no responsibility to make any filings in connection with any securities litigation or class action lawsuits involving securities currently or previously held in the Fund.  The Adviser shall furnish you with copies of the Fund’s Prospectuses, Statements of Additional Information and shareholder reports.  You will be provided the opportunity to review and approve any description of you set forth in the Fund’s Prospectus and Statement of Additional Information.

You will furnish to the Adviser or the Company such information, with respect to the investments which the Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Company may reasonably request.  The Company and the Adviser wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Company or the Adviser from time to time such information as you may believe appropriate for this purpose.  You will notify the Adviser of a change in your general partner within a reasonable time thereafter or to the extent permitted under applicable law, within 60 days in advance of such change.

You will maintain all required books and records with respect to the securities transactions of the Fund for the sub-advised assets, and will furnish the Company’s Board and the Adviser with such periodic and special reports as the Company’s Board or the Adviser reasonably may request.  You hereby agree that all records which you maintain for the Adviser are the property of the Company or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Company or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Company or the Adviser any records which you maintain for the Company or the Adviser upon request by the Company or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.  The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Company, the Fund or the Fund’s security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.  The Company is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month a fee at the annual rate set forth on Schedule 1 hereto.

Net asset value shall be computed on such days and at such time or times as described in the Fund’s then-current Prospectus and Statement of Additional Information.  The fee for the period from the date of the commencement of the public sale of the Fund’s shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Fund’s net assets shall be computed in the manner specified in the Fund’s then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund’s net assets.

You will bear all expenses in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you.  The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not the Adviser’s or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund’s existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders’ reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Company to you under the Management Agreement.  The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be fair and equitable to each company or account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.  It is also understood that you and the Adviser or any other sub-adviser to the Fund shall be prohibited from consulting with each other concerning transactions described in Rule 12d3-1(c) under the Investment Company Act of 1940, as amended, and that your responsibility regarding investment advice hereunder is limited to the sub-advised assets of the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

The Adviser acknowledges that the Company has appointed a custodian or valuation agent to obtain accurate and reliable information concerning the valuation of any securities including derivative instruments which are comprised in the Fund.  However, you agree to provide, upon request, reasonable assistance to the Adviser, the Company’s valuation committee and the Fund’s pricing agent in making determinations of the fair value of the sub-advised assets.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Company, shall be deemed, when rendering services to the Company or the Fund or acting on any business of the Company or the Fund, to be rendering such services to or acting solely for the Company or the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

The Adviser understands that you give no warranty as to the performance or profitability of the Fund nor any guarantee that the Fund’s investment objective described in the Fund’s Prospectus and Statement of Additional Information will be achieved.

The Adviser shall reimburse, indemnify and hold you, your affiliates, partners, directors, officers and employees and any person controlled by, controlling, or under common control with you, harmless from and against any and all claims, losses, liabilities, and expenses (including reasonable attorneys’ fees), relating to any untrue statement or omission of a material fact contained in the Fund’s Prospectus and Statement of Additional Information or any other materials unless such statement or omission was made upon approval from you or in reliance upon written information furnished to the Adviser or the Fund by you for use therein.  You shall reimburse, indemnify and hold the Company, the Fund and the Adviser and their respective affiliates, partners, directors, officers and employees, and any person controlled by, controlling, or under common control with the Company, the Fund or the Adviser, harmless from and against any and all claims, losses, liabilities, and expenses (including reasonable attorneys’ fees), relating to any untrue statement or omission of a material fact contained in the Fund’s Prospectus and Statement of Additional Information or any other materials to the extent such statement or omission was made upon approval from you or in reliance upon written information furnished by you to the Company, the Fund or the Adviser for use therein.

You shall not be responsible for any act or omission taken by the Adviser, any other sub-investment adviser to the Fund or any other third party, in respect of any portion of the Fund not managed by you.

You and the Adviser mutually represent and warrant that (i) you and the Adviser respectively are registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will continue to be so registered for so long as this Agreement remains in effect; (ii) neither you nor the Adviser is prohibited by the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, from performing the services contemplated by this Agreement; (iii) you and Adviser have met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) you and the Adviser have the authority to enter into and perform the services contemplated by this Agreement; and (v) each will promptly notify the other (1) of the occurrence of any event that would disqualify such party from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act of 1940, as amended, or otherwise, (2) in the event the Securities and Exchange Commission or other governmental authority has: censured you or the Adviser; placed limitations upon you or the Adviser’s activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

This Agreement shall continue until the “Reapproval Date” set forth on Schedule 1 hereto, and thereafter shall continue automatically for successive annual periods ending on the “Reapproval Day” of each year set forth on Schedule 1 hereto, provided such continuance is specifically approved at least annually by (i) the Company’s Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund’s outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Company’s Board members who are not “interested persons” (as defined in said Act) of the Company or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty (i) by the Adviser on not more than 60 days’ notice to you, (ii) by the Company’s Board or by vote of the holders of a majority of the Fund’s outstanding voting securities on not more than 60 days’ notice to you, or (iii) by you on not less than 90 days’ notice to the Company and the Adviser.  This Agreement also will terminate automatically in the event of its assignment (as defined in said Act or the Investment Advisers Act of 1940, as amended) and you shall be notified by the Company and the Adviser, or you shall notify the Company and the Adviser, as applicable, as soon as possible before any such assignment occurs.  In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, and any trade name, trademark, trade device, service mark, symbol or logo associated with those names, are the valuable property of you or your affiliates and that the Adviser has the right to use such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of you, such approval not to be unreasonably withheld, and only during the term of this Agreement.  Notwithstanding the foregoing, your approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Adviser and you identify materials which they jointly determine do not require your approval and (iii) used as required to be disclosed in the registration statement of the Fund.  Upon termination of this Agreement, the Fund and the Adviser shall forthwith cease to use such name (or derivative or logo), except when such name (or derivative or logo) is required to be used in a regulatory filing related to this Agreement.  This obligation shall survive any termination of this Agreement.

The Adviser acknowledges receipt of Part II of your Form ADV at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Investment Advisers Act of 1940, as amended, and consents to receive Part II of your Form ADV and the offer letter for Part II of Form ADV via electronic mail.  No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier or facsimile and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THE DREYFUS CORPORATION

By:
Name: Jonathan Baum
Title: Chief Executive Officer

Accepted:

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name: Scott E. Kilgallen
Title: Managing Director

SCHEDULE 1

Annual Fee as a Percentage of Average Daily Net Sub-Advised Assets	Reapproval Date	Reapproval Day

	November 30, 2011	November 30th